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Exhibit 5

February 8, 2001

Board of Directors
Nationwide Life Insurance Company
One Nationwide Plaza
Columbus, Ohio 43215

RE:      Nationwide Life Insurance Company
         Nationwide Multiple Maturity Separate Account - 2
         Amendment No. 1
         File No. 333-49112

Ladies and Gentlemen:

I have acted as Counsel to Nationwide Life Insurance Company (the "Company"), an Ohio insurance company, and its Nationwide Multiple Maturity Separate Account - 2 (the "Separate Account") in connection with the registration of a defined number of securities at a proposed aggregate offering price of $250,000,000 with the United State Securities and Exchange Commission under the Securities Act of 1933, as amended, in the form of flexible purchase payment modified guaranteed annuity contracts supporting guaranteed period options (the "Contracts"). I have examined the registration statement on Form S-1, including all related documents and exhibits, and reviewed such questions of law as I considered necessary and appropriate. On the basis of such examination and review, it is my opinion that:

1. The Company is a corporation duly organized and validly existing stock life insurance company under the laws of the State of Ohio and is duly authorized to issue and sell life insurance and annuity contracts.

2. The Separate Account has been properly created and is a validly existing separate account established pursuant to the laws of the State of Ohio.

3. The issuance and sale of the Contracts has been duly authorized by the Company. The Contracts when issued and sold in the manner stated in the registration statement, will be legal and binding obligations of the Company in accordance with their terms, except that clearance must be obtained, or the contract form must be approved, prior to the issuance thereof in certain jurisdictions.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement filed on Form S-1 for the Contracts and the Separate Account.


Very truly yours,

/s/ Heather Harker

Heather Harker, Esq.